Exhibit 10.34

DEVELOPMENT AND LICENSE AGREEMENT

THIS DEVELOPMENT AGREEMENT (the “Agreement”) is made and entered into as of November 26th, 2001, (the “Effective Date”) between VITAL IMAGES, INC. (as defined below, “VTAL”) and SURGICAL NAVIGATION TECHNOLOGIES, INC. (as defined below, “SNT”).

WITNESSETH:

WHEREAS, VTAL has expertise in the development, manufacture and distribution of volume rendering and visualization software for radiology; and

WHEREAS, SNT has expertise in the development, manufacture and distribution of visualization and surgical planning software; and

WHEREAS, VTAL and SNT desire to enter into an agreement to utilize each other’s expertise in the 2D and 3D visualization and surgical planning marketplace; and

WHEREAS, it is the desire of the parties that SNT shall market and sell products developed by VTAL into the image guided surgery and surgical planning marketplaces and that VTAL market and sell products it has developed into the radiology and surgical planning marketplaces; and

WHEREAS, the parties desire to work together to produce certain “Products” (as defined below);

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.  “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

“Agreement” means this Agreement and all Appendices and Product Plans hereto.

“API” means an application programming interface.

“Confidential Information” means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the “disclosing party”) to the other party (the “receiving party”), and which is marked as proprietary or confidential as provided below, excluding information that:

(a)           was already in the possession of receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof);

(b)           is or becomes part of the public domain by reason of acts not attributable to the receiving party;

(c)           is or becomes available to receiving party from a source other than the disclosing party which source, to the receiving party’s Knowledge, has rightfully obtained such information and has no obligation of nondisclosure or confidentiality with respect thereto;

(d)           is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis;

(e)           is independently developed by the receiving party completely without reference to any Confidential Information of the disclosing party, as evidenced by the receiving party’s written records; or

(f)            has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts, of the receiving party; provided, with respect to this Paragraph (f), that the other party gives the disclosing party reasonable notice in order to permit the disclosing party to contest such requirement of disclosure.

All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend “Proprietary,” “Confidential” or words of similar import or, if disclosed in any manner other than writing, shall be followed by a written description of the Confidential Information and confirmation that such information is confidential by the disclosing party within 30 days after the non-written disclosure.

“Current SNT IGS Systems” means each of the following SNT IGS Systems: StealthStation® system, Treon™ system, Treon™ ENT system and LandmarX™ system and successors thereto, in each case to the extent running on the SGI 02 Platform, but not replacements thereof.

“FDA” means the United States Food and Drug Administration.

“Force Majeure” means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of the affected party, which prevents in whole or in material part the performance by such party of its obligations hereunder, such as an act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar events.

“GAAP” means United States generally accepted accounting principles consistently applied.

“GMP” means Good Manufacturing Practices as defined in 21 CFR Parts 800 through 898 as applicable.

“IGS System” means any image guided surgery system or product.

“Intellectual Property” means U.S. and foreign patents and patent applications, trademarks, service marks and registrations thereof and applications therefor, copyrights and copyright registrations and applications, mask works and registrations thereof, know-how, trade secrets, inventions, discoveries, ideas, technology, data, information, processes, drawings, designs, licenses, computer programs and software, and technical information including but not limited to information embodied in material specifications, processing instructions, equipment specifications, product specifications, confidential data, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto and all amendments, modifications, and improvements to any of the foregoing.

“Invention” means any invention, discovery, know-how, trade secret, data, information, technology, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

“Knowledge” means actual knowledge of a fact or the knowledge that such person could reasonably be expected to have based on reasonable inquiry.  The “knowledge” of an entity shall include the knowledge of such entity’s employees.

“Net Sales” of Products for purposes of this Agreement with respect to a particular period means the difference between amounts recognized as revenue on a consolidated basis in accordance with GAAP by SNT with respect to the sale, licensing or other disposition of a designated Product minus any deductions from such revenue by reason of rejections, credits or returns of such Products the revenue from which was previously so recognized,  (and excluding to the extent included therein revenue from licenses to use such Product in clinical trials or other testing, sales, occupation or excise taxes, freight, duty or insurance, discounts and allowances, all determined in accordance with GAAP); provided that if SNT recognizes income with respect to a Product sold at a single price or rate as part of a package/combination of products, not all of which if sold individually would be Products, then “Net Sales” with respect to a sale of such package shall equal the greater of (i) the average revenue per such Product recognized by SNT in accordance with GAAP with respect to its sale, licensing or other disposition, on a consolidated basis during such period or (ii) the average revenue per such package/combination of products recognized in accordance with GAAP on a consolidated basis during such period multiplied by a fraction, the numerator of which is the average list price during such period of the Product included in such package/combination of products and the denominator of which is the sum of average list prices during such period of all products, including the Product, included in such package/combination.

“Product” means any product developed pursuant to a Product Plan under this Agreement.

“Product Plan” means, with respect to each Product, the mutually-agreed upon and signed written description of the development process for such Product anticipated to be in the form of Appendix A hereto, as amended from time to time by written agreement thereto.

“Proposed Product” means the following products, each of which are expected to become a Product under a Product Plan: a) a product incorporating the VRE into the Current SNT IGS Systems, b) a product incorporating the VRE on to a computer platform other than IGS 02 Platform, c) a product to be known as the Vitrea® OR, expected to be a standard Vitrea® 2, version 2.0 product adapted for use on the Current SNT IGS Systems; d) a product to be known as various types of Vitrea® Therapy Application Modules, being Application-specific planning modules (e.g., vascular, AAAs, basal ganglia, calcium scoring, etc.) for use on the Current SNT IGS Systems; e) a product to be known as the Vitrea® — SNT IGS Link, being a planning protocol to bridge radiology and the operating room, by transfers of fiducial information gathered by the Vitrea® product to a Current SNT IGS Systems; f) a product to be known as Vitrea®  with SNT IGS Link, being a Vitrea® based visualization and planning station for surgeons and g) a product under which information gathered by the Vitrea2® can be transferred to the Current SNT IGS Systems.

“IGS 02 Platform” means the IGS O2 platform with the IRIX 6.5 operating system.

“SNT” means SNT, Inc. and its Affiliates.

“Specifications” means the specifications for a Product as set forth in the respective Product Plan as amended from time to time.

“VRE” means the Vitrea® volume rendering engine with respect to a specified platform, e.g., IGS O2 or Windows® software platform, as the same exists on the date hereof or as is otherwise agreed in the applicable Product Plan.

“VTAL” means Vital Images, Inc. and its Affiliates.

1.2           Meaning of “Sale”.  In addition to the foregoing,  terms such as “sale” and “purchase” and variants and synonyms thereof when used with reference to the supply of any software product are used herein for convenience only and refer to transactions involving the grant of a software license for product.

1.3           Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.4           Definitional Provisions.  The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

ARTICLE 2
DEVELOPMENT OF PRODUCTS

2.1           Development Efforts.  VTAL and SNT will work together to develop Products according to each Product Plan attached hereto or added from time to time.

2.2           Product Plans.  Product Plans Products may be executed from time to time  by the parties as and when they reach agreement thereon.  Each Product Plan, when signed by both parties, shall be subject to the general terms and provisions of this Agreement; provided that to the extent of any conflict between the terms hereof and the terms of a Product Plan, the terms of the Product Plan will control.  The parties affirm their intention to enter into a Product Plan with respect to each Proposed Product, but no Proposed Products shall be a Product unless and until a Product Plan with respect thereto is executed by the parties.

2.3           Reports and Records.  Within fifteen (15) days after the end of each month, VTAL shall provide to SNT a reasonably detailed report setting forth a summary of the development activities of VTAL under each Product Plan during such month and the status of development of each Product as of the end of such month.

2.4           Regulatory.

(a)           VTAL shall, at its cost and expense, use commercially reasonable efforts to ensure that each Product is produced and packaged in accordance with all applicable regulations in the USA, Canada and the countries of the European Union as constituted on the date hereof, including without limitation the FDA and CE Mark per Medical Device Directive (MDD 93/42/EEC), and shall bear all costs related to such compliance.  Responsibility for production compliance with the regulations of any other governmental unit and paying the cost thereof shall be agreed to and allocated as set forth in the applicable Product Plan.

(b)           SNT shall be responsible for obtaining all other regulatory approvals for the commercial sale of Products, including the preparation of the clinical study protocols, selection of investigational sites, preparation of the investigator’s brochures, instruction and training of clinical investigators, monitoring the performance of clinical trials, data collection and analysis, reporting of adverse events, preparation and prosecution of regulatory submissions, and post approval clinical studies.  All regulatory approvals for the Products will be in SNT’s name and owned by SNT.  In connection with the foregoing:

(c)           VTAL shall supply to SNT such quantities of Products as is reasonably required by SNT to obtain necessary regulatory approvals.  Unless otherwise specified in the Product Plan, SNT shall pay VTAL an amount equal to VTAL’s direct cost of materials and labor for such Products supplied to SNT for use in obtaining necessary regulatory approvals.

(d)           VTAL will grant SNT the right of reference to VTAL’s regulatory files with the FDA or other appropriate government agencies as necessary or helpful for support of SNT’s regulatory submissions with respect to Products and, upon SNT’s request participate in any discussions with the FDA or clinical investigators with respect thereto at SNT’s expense.

2.5           Termination of Product Plan.  SNT shall be entitled to terminate any Product Plan for a Product if SNT, in its sole discretion, determines that such Product will not be technically or commercially feasible or will have only limited commercial value to SNT.  Payment for any work performed by VTAL in connection with a terminated Product Plan will be as provided in the Product Plan.  If the terminated Product Plan is silent on the issue of payment, SNT shall pay VTAL the actual costs that it has incurred in performance of its duties under the Product Plan.

ARTICLE 3
MARKETING OF PRODUCTS

3.1           VTAL Exclusivity. VTAL shall not, nor shall it permit its Affiliates to, incorporate, or facilitate the integration of its volume rendering engine into any IGS System sold or otherwise made available by persons other than SNT.

3.2           SNT Exclusivity.   SNT shall not, nor shall it permit its Affiliates to, incorporate, or facilitate the integration of, a volume rendering engine of any person other than VTAL into any IGS System sold or otherwise made available by SNT; provided that the foregoing shall not preclude SNT from selling or otherwise making available an IGS System feature developed by a non-Affiliated third party which includes a different volume rendering engine.

3.3           Cooperation.  SNT and VTAL will cooperate on marketing and sales of Products.  VTAL and SNT will implement a lead-sharing program and cite each other in marketing literature relating to Products.  All demonstration software related to Products shall be provided to the other party free of charge and demonstration hardware related to Products, if purchased from the other party, shall be transferred to the other party at standard cost.  Within fifteen (15) days of the date hereof (i) SNT shall provide to VTAL a then current list, including contact information, with respect to licensees of  any of the Current SNT IGS systems and (ii) VTAL shall provide to SNT a then current list, including contact information, with respect to licensees of its  Vitrea® 2 product.

3.4           Distribution Territory.  The distribution territory for all Products shall be the entire world.

ARTICLE 4

ROYALTIES AND OTHER PAYMENTS

4.1           Reports and Payments.  Within sixty (60) days of the end of each SNT fiscal quarter, SNT shall provide VTAL with a written report indicating the Net Sales of Products by SNT, as well as other reasonably detailed information supporting the amount of any non-Net Sales based payments due to VTAL by the terms of any Product Plan, in relation to such quarter, and shall simultaneously pay to VTAL all Net Sales based and non-Net Sales based amounts due with respect to such fiscal quarter.  Within sixty (60) days of the end of each VTAL fiscal quarter, VTAL shall provide SNT with reasonably detailed information supporting the amount of any payments due to SNT by the terms of any Product Plan in relation to such quarter, and shall simultaneously pay to SNT such amounts.

4.2           Records.  Each party agrees to keep accurate written records sufficient in detail and where applicable in accordance with GAAP, to enable the verification and audit of any payments due the other under each Product Plan.  Such records shall be retained by each party for a period of not less than three (3) years after each such quarter.

4.3           Audit of Records.  Upon reasonable notice and during regular business hours, each party (the “Audited Party”) shall from time to time (but no more frequently than once annually) make available its records referred to in Article 4.2 for audit by independent certified public accounting representatives selected by such other party and reasonably acceptable to the Audited Party, at such other’s expense, to verify the accuracy of the reports provided by the audited Party hereunder.  Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to the Audited Party prior to conducting such audit.  If under-payment or under–reporting resulting in under–payment of royalties is verified during any audit in an amount in excess of five percent (5%) of the total amount due, then the Audited Party shall (i) reimburse the other party for the cost of such audit and (ii) pay to the other party the amount found to be due by such independent certified public accounting representatives together with interest from the date due until the date of payment at a rate of one percent (1%) per month.

ARTICLE 5
REPRESENTATIONS, WARRANTIES, DISCLAIMERS AND LIMITATIONS

5.1           Representations of VTAL.  VTAL represents, warrants and covenants to SNT that:

(a)           VTAL is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has full company power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

(b)           VTAL has taken all necessary company action under the laws of the state of its organization and its articles of organization and operating agreement to authorize the execution and consummation of this agreement and, when executed and delivered by VTAL, this agreement shall constitute the valid and legally binding agreement of VTAL enforceable against VTAL in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           Neither the execution and delivery of this agreement nor the consummation of the transactions contemplated herein will violate any provision of the articles of organization or operating agreement of VTAL or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which VTAL is a party or by which VTAL or any of its assets is bound.

(d)           VTAL owns, or has valid and subsisting right to grant each license set forth in Product Plan, subject to no lien, charge or encumbrance whatsoever.  To VTAL’s Knowledge, all pending patent applications with respect to each product to which a license is granted to SNT in a Product Plan are valid and the claims described therein patentable.  To VTAL’s Knowledge, SNT’s exploitation of each license set forth in Product Plan will not infringe, misappropriate, misuse or conflict with the rights of third parties.  To VTAL’s Knowledge, no person or entity nor such person’s or entity’s business or product has infringed, misused or misappropriated the technology which is the subject of a license set forth in Product Plan.

(e)           To VTAL’s Knowledge, there are no actions, suits, claims, disputes or proceedings or governmental investigations pending or threatened against VTAL with respect to any license set forth in Product Plan, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel whether located in the United States or a foreign country, other than patent applications being prosecuted before the applicable patent authority by VTAL or its licensors.  To VTAL Knowledge, VTAL has not failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other governmental agency or instrumentality, domestic or foreign, which failure in any case would in any material respect impair any rights of SNT under this Agreement.

(f)            Each Product to be licensed under this Agreement will have been produced and packaged in accordance with all applicable laws and regulations, including (as applicable) FDA and GMP requirements and European Medical Device Directive requirements, as well as applicable ISO 9001 or successor certification requirements, of the USA, Canada and the countries of the European Union as constituted on the date hereof and any other countries required by the applicable Product Plan, including without limitation the FDA and CE Mark per Medical Device Directive (MDD 93/42/EEC), and shall bear all costs related to such compliance.  Upon prior written notice, VTAL shall allow SNT’s regulatory personnel to be provided with reasonable access from time to time to the facilities and records of VTAL for the purpose of confirming VTAL’s and the Product’s compliance with this representation and warranty.  VTAL’s entire liability, and SNT’s exclusive remedy, for any warranty claim made by SNT under this Subarticle  5.1(f) shall be for VTAL (i) use commercially reasonable efforts to bring itself and all Products into conformity with this representation and warranty and (ii) to the extent required by applicable law, at its option, to either (a) replace any defective media which prevents the Product from satisfying the limited warranty described in Article 5.1; (b) attempt to correct any material and reproducible errors reported by SNT provided however if VTAL is unsuccessful in such attempts VTAL agrees to take action under either (a) or (c) of this Clause (f); or (c) terminate the relevant Product Plan and refund all fees paid under the applicable Product Plan for the affected Product, less charges for the previous usage of such Product based on a ten year amortization from the date of sale, or in the case of fees based on the grant of a sublicense, from the date of grant of the sublicense.  VTAL does not warrant that the operation of any Product will be uninterrupted or error-free, that all errors in a Product will be corrected, that any Product will satisfy SNT’s requirements where they differ from the specification defined in the respective Product Plan or that any Product will operate in the combinations which SNT may select for use.

5.2           Representations of SNT.  SNT represents, warrants and covenants to VTAL that:

(a)           Surgical Navigation Technologies, Inc. is duly incorporated in Delaware and is a wholly owned subsidiary of Medtronic, Inc., a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

(b)           SNT has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this agreement.

(c)           SNT has taken all necessary company action under the laws of the state of its organization and its articles of organization and operating agreement to authorize the execution and consummation of this agreement and, when executed and delivered by SNT, this agreement shall constitute the valid and legally binding agreement of SNT enforceable against SNT in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)           Neither the execution and delivery of this agreement nor the consummation of the transactions contemplated herein will violate any provision of the articles of organization or operating agreement of SNT or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which SNT is a party or by which SNT or any of its assets is bound.

(e)           To SNT’s Knowledge, SNT has not failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other governmental agency or instrumentality, domestic or foreign, which failure in any case would in any material respect impair any rights of VTAL under this Agreement.

5.3           Limited Warranty.  THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT OR IN ANY PRODUCT PLAN ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

5.4           No Consequential Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, EVEN THOUGH IT MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 6
INDEMNIFICATION

6.1           VTAL’s Liability.  VTAL shall indemnify, defend and hold harmless SNT and each of its officers, directors, employees, shareholders and distributors from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) finally awarded (“Indemnifiable Losses”), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) its negligence or gross misconduct, (ii) personal injury or product damage resulting from the failure of a VTAL Product to meet its Specification or (iii) a VTAL Infringement (as defined below).  VTAL shall maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and shall provide SNT with evidence of this coverage.  For purposes of this Agreement, a “VTAL Infringement” means (a) infringement by a Product of a third party’s patent, copyright or trademark to the extent not arising out of the requirements specified by SNT for such Product or the information or designs SNT provides to VTAL for incorporation into such Product; or (b) provision by VTAL of a misappropriated trade secret of a third party for incorporation into a Product.

6.2           SNT’s Liability.  SNT shall indemnify, defend and hold harmless VTAL and each of its officers, directors, employees, shareholders from and against and in respect of any and all Indemnifiable Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) its negligence or gross misconduct, (ii) personal injury or product damage resulting from a Product except to the extent VTAL must indemnify SNT with respect thereto under Article 6.1 or (iii) a SNT Infringement (as defined below).  SNT shall maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and shall provide VTAL with evidence of this coverage.  For purposes of this Agreement, a “SNT Infringement” means (a) infringement by a Product of a third party’s patent, copyright or trademark except to VTAL must indemnify SNT with respect thereto under Article 6.1 or (b) provision by SNT of a misappropriated trade secret of a third party for incorporation into a Product.

6.3           Procedure.  If a claim by a third party is made and a party (the “Indemnitee”) intends to claim indemnification under this Article 6, the Indemnitee shall promptly notify the other party (the “Indemnitor”) in writing of any claim in respect of which the Indemnitee or its Affiliates and any of their respective directors, officers, employees, shareholders or distributors intends to claim such indemnification.  If the Indemnitor accepts liability for indemnifying Indemnitee hereunder, Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee may participate in any such proceeding with counsel of its choice at its own expense.  The indemnity agreement in this Article 6 shall not apply to amounts paid in settlement of any Indemnifiable Losses if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if adversely prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 6 but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may otherwise have to any Indemnitee other than under this Article 6.  If the Indemnitor fails to provide defense of the claim, and diligently defend or settle the same after receipt of notice from Indemnitee of, and a reasonable opportunity to cure, such failure, the Indemnitee may defend or settle the claim without prejudice to its rights to indemnification hereunder, provided that the Indemnitee does so diligently and in good faith and further does not enter into any settlement or agree to any stipulation that would adversely affect the rights of the Indemnitor or impose any additional obligation on the Indemnitor without the Indemnitor’s prior written consent (which consent will not be unreasonably withheld).  The Indemnitee under this Article 6, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Indemnifiable Losses covered by this indemnification.

6.4           If any Product should become the subject of any claim, suit or proceeding for infringement of any third party United States or Canadian patent or any copyright, trade secret or trademark, or in the event of any adjudication that any Product infringes upon any third party United States or Canadian patent, or any copyright, trade secret or trademark, or VTAL reasonably believes that either such event is likely to occur, VTAL shall consult with SNT and, at VTAL’s expense and at its option, shall secure for SNT and its sublicensee’s the right to continue using such Product; replace or modify the Product to make it noninfringing in a manner reasonable acceptable to SNT; or, if commercially reasonable efforts to achieve the foregoing are unsuccessful, VTAL shall have the right to terminate the license for such Product and pay to SNT an amount equal to the fee paid for it under the applicable Product Plan, less charges for the previous usage of the Product based on a ten year amortization from the date such fee was paid.

ARTICLE 7
TERM AND TERMINATION

7.1           Term.  This Agreement shall take effect as of the date hereof and shall continue in force until the fifth (5th) anniversary of the date hereof.  Nothing contained in this Agreement will be interpreted as requiring either party to renew or extend this Agreement beyond the initial term hereof.

7.2           Termination.  Notwithstanding the provisions of Article 7.1 above, this Agreement may be terminated in accordance with the following provisions:

(a)           A party may terminate this Agreement by giving notice in writing to the other party if the other party is in breach of any material representation, warranty or covenant of this Agreement and, except as otherwise provided herein, shall have failed to cure such breach within 90 days after receipt of written notice thereof from the first party;

(b)           Either party may terminate this Agreement if all or substantially all of either party’s assets are acquired or if all or substantially all of either party’s business that relates to this Agreement are acquired, upon twelve (12) months prior written notice to the other party, which notice must be given within 90 days after it learns of such acquisition; and

(c)           A party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of its business.

7.3           Rights and Obligations on Termination.  In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)           Termination of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable.

(b)           The terminating party shall have the right, at its option, to cancel any or all purchase orders that provide for delivery after the effective date of termination.

(c)           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

(d)           Upon any termination of this Agreement, the parties will return and deliver to the other party all of such party’s materials and documents developed during the performance of this Agreement provided that a party may retain one copy of such material and documents in the possession of its law department or with its lawyers for the sole and only purpose of determining the party’s obligation of confidentiality hereunder.

(e)           Upon any termination of this Agreement by SNT, SNT may nevertheless : a) continue making, using and sublicensing Products for a period of eighteen (18) months following termination provided SNT continues to pay VTAL the royalties or transfer cost due under Article 4 and b) service and support customers that have licensed Products during or prior to the eighteen (18) month period, including in the case of the VRE through use of any API licensed under the applicable product plan, provided that the foregoing shall not be deemed to obligate VTAL to provide to SNT source code for any Product.

(f)            The parties’ obligations pursuant to Article 4, Article 5, Article 6, Article 7.3, Article 8, Article 9 and Article 10 hereof and any and all other terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive termination of this Agreement.  All other provisions of this Agreement shall terminate upon termination of this Agreement.

ARTICLE 8
INTELLECTUAL PROPERTY AND CONFIDENTIALITY

8.1           Ownership of Intellectual Property.  All Intellectual Property developed solely by the employees or agents of one party, including but not limited to all designs and specifications for Products and all manufacturing processes specific to Products, shall be owned by the inventing party.  Each work of authorship created by employees of, or consultants or agents working for each party in connection with such party’s development of Products under this Agreement shall be considered a “work for hire” and all copyrights thereto shall be owned by such party.  Each Invention made jointly by VTAL and SNT employees shall be jointly owned by VTAL and SNT.  VTAL or SNT may elect to file a joint patent or other Intellectual Property application(s) thereon and shall notify the other party promptly upon making this election.  The parties agree that each party’s employees necessary to execute, file and prosecute such patent or other IP applications will fully cooperate in the preparation, filing and prosecution of such patent applications.  Both VTAL and SNT agree to cooperate in the filing and prosecution of any and all patent and/or other Intellectual Property applications jointly owned by VTAL and SNT.

8.2           Trademarks.  No licenses to trademarks or service marks of a party are granted hereby.

8.3           Transfer of Know-How.  Except as expressly provided in this Agreement, neither party shall be required to transfer confidential and proprietary know-how owned by or licensed to such party to the other party.

8.4           VTAL Property.  All specifications, drawings, samples, designs, software, firmware, programs, formulas, and other items and information, including, without limitations improvements to the Product furnished by VTAL to SNT in connection with this Agreement shall only be used in the performance of work for VTAL and shall remain the property of VTAL; and together with all copies thereof shall be disposed of or returned in good repair, normal wear and tear excepted, by SNT to VTAL at VTAL’s direction and expense upon VTAL’s request.  SNT assumes risk of loss and damage to said items while in its possession or under its control.  SNT shall notify VTAL promptly whenever any items of VTAL’s tangible property are in need of repair or replacement.  VTAL’s property shall be marked or otherwise adequately identified by SNT as property of VTAL for use only under this Agreement and shall be safely stored.  SNT waives any right it may have in law or equity to withhold VTAL’s property.

8.5           SNT Property.  All specifications, drawings, samples, designs, software, firmware, programs, formulae, and other items and information, including, without limitations improvements to the Product furnished by SNT to VTAL in connection with this Agreement shall only be used in the performance of work for SNT and shall remain the property of SNT; and together with all copies thereof shall be disposed of or returned in good repair, normal wear and tear excepted, by VTAL to SNT at SNT’s direction and expense upon SNT’s request.  VTAL assumes risk of loss and damage to said items while in its possession or under its control.  VTAL shall notify SNT promptly whenever any items of SNT’s tangible property are in need of repair or replacement.  SNT’s property shall be marked or otherwise adequately identified by VTAL as property of SNT for use only under this Agreement and shall be safely stored.  VTAL waives any right it may have in law or equity to withhold SNT’s property.

8.6           Confidentiality.  With respect to any Confidential Information of a party to which the other party gains access in connection with this Agreement, the following terms and conditions shall apply:

(a)           Each party shall maintain all Confidential Information of the other in secrecy and confidence;

(b)           Each party expressly agrees that, in each instance, without the other party’s prior written consent, it shall not disclose or divulge any of the Confidential Information of the other party to any third party or to that party’s employees unless they are bound to maintain it in confidence and use it only in furtherance hereof;

(c)           Each party expressly agrees that, in each instance, without the other party’s prior written consent, it shall not use the Confidential Information of the other party for any purpose other than in connection with the transactions contemplated hereby;

(d)           Each party expressly agrees that, in each instance, without the other party’s prior written consent, it shall not make any copies of, excerpts from or in any way reproduce any of the Confidential Information of the other party, except as may be specifically required in furtherance of the transactions contemplated hereby; Where reproductions are permitted in accordance with this Agreement or such consent, each reproduction shall be appropriately marked to show that it contains Confidential Information of the other party and shall contain all applicable copyright notices and proprietary legends, if any.

(e)           Each party retains all worldwide rights, title and interest in and to its own Confidential Information subject to any licenses granted in accordance herewith;

(f)            Each party shall return any and all documents and other materials, regardless of media, evidencing or embodying the Confidential Information of the other party upon the written request of such other party, subject to any licenses hereunder provided that a party may retain one copy of such material and documents in the possession of its law department or with its lawyers for the sole and only purpose of determining the party’s obligation with respect to the  Confidential Information hereunder.

(g)           The foregoing obligations with respect to a particular item of Confidential Information shall survive termination of this Agreement for any reason and until five (5) years after the date such item of Confidential Information was first received by the other party; provided that this five (5) year limitation shall not apply to the software, which shall remain Confidential Information so long as it falls within the definition thereof.

ARTICLE 9
FORCE MAJEURE

9.1           Notice of Force Majeure.  Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

9.2           Suspension of Performance.  During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder (except for the obligation to pay any amounts due and owing hereunder) to the extent that such suspension is commercially reasonable.

ARTICLE 10
MISCELLANEOUS

10.1         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that the rights and obligations of either party herein may not be assigned except to any person who succeeds to substantially all of the assets and business of that party to which this Agreement relates.

10.2         Complete Agreement.  This Agreement and the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

10.3         Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

10.4         Waiver, Discharge, Amendment, Etc.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  Any amendment to this Agreement shall be in writing and signed by the parties hereto.

10.5         Notices.  All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

1.             if to SNT, to:

SNT, Inc.

Corporate Center

7000 Central Avenue N.E.

Minneapolis, MN  55432

Attention:  General Counsel

FAX (763) 505-2350

with a copy to:

SNT, Inc.

826 Coal Creek Circle

Louisville, CO 80027

Attention:  Business Development Officer

FAX (720) 890-3500

2.             if to VTAL, to:

Vital Images, Inc.

330 Fernbrook Lane North, Suite 200

Plymouth, MN  55447

Attention:  Jay Miller

FAX (763) 852-4110

with a copy to:

Oppenheimer Wolff & Donnelly

Plaza VII, Suite 3300

45 South Seventh Street

Minneapolis, MN 55402 - 1609

Attention:  Dennis P. Whelpley

FAX (612) 607-7797

10.6         Changes to Notice.  Any party may change the recipient and/or mailing address of Article 10.6 by notice to all other parties given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail or delivery service).

10.7         Expenses.  Except as expressly provided herein, VTAL and SNT shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

10.8         Titles and Headings; Construction.  The titles and headings to the Articles and Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

10.9         Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall nonetheless be enforceable according to their terms.

10.10       Relationship.  This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

10.11       Benefit.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.12       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

10.13       Execution of Further Documents.  Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

10.14       Dispute Resolution.  Any dispute arising out of or relating to this Agreement, including any alleged breach or fraud in the inducement hereof, shall be resolved pursuant to binding arbitration under the commercial arbitration rules of the American Arbitration Association in accordance with Appendix B hereto.  The arbitration shall take place in Minneapolis, Minnesota.  The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may entered upon the arbitration award in any court having jurisdiction thereof.  Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction.

10.15       Public Announcement.  In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other parties hereto, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued.  Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other party’s written consent, except as may be required by applicable law or stock exchange regulation, and except for communications to such party’s employees or customers or investors or prospective investors (subject to appropriate confidentiality obligations).

10.16       Compliance with Laws.  The parties, and any permitted sublicensees of the parties, will comply with all applicable international, national, state, regional and local laws and regulations, including all applicable import and export control laws, in exercising their rights or performing their duties under this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Development and License Agreement to be executed in the manner appropriate to each, as of the date first above written.

SURGICAL NAVIGATION TECHNOLOGIES, INC.			VITAL IMAGES, INC.

By:	/s/Andrew M Weiss	By:	/s/Albert Emola
Its:	Vice President & General Manager	Its:	President & CEO
Date:	11/26/01	Date:	11/21/01

Attachments:

Appendix A — Project Plan Template

Appendix B — Alternative Dispute Resolution Rules

APPENDIX A

PRODUCT PLAN UNDER DEVELOPMENT AND LICENSE AGREEMENT BETWEEN SNT, INC. AND VITAL IMAGES, INC. DATED NOVEMBER      , 2001

I.              DETAILED DESCRIPTION OF PRODUCT

1.1           Product Features/Specification.

1.2           Product Environment, e.g., IGS O2, Windows® software platform or                    .

1.3           License Grant

II.            DEVELOPMENT PHASES

III.           MILESTONES AND TARGET DATES

IV.           AMOUNTS TO BE PAID

4.1           Royalty Payments.

4.2           Other Payments and Expenses.

V.                                     REQUIRED TECHNICAL SUPPORT

VI.                                 REGULATORY REQUIREMENTS

VII.          MARKETING.

7.1           Trademarks

7.2           Exclusivity

VIII         TRAINING

IX            DOCUMENTATION.

X.            WARRANTY.

XI.           MAINTENANCE

XII.         MISCELLANEOUS

THE UNDERSIGNED ACKNOWLEDGES THE FOREGOING PRODUCT PLAN.

SURGICAL NAVIGATION TECHNOLOGIES, INC.	VITAL IMAGES, INC.

A-1

APPENDIX B

ALTERNATIVE DISPUTE RESOLUTION

Negotiations.  If any dispute arises between VTAL and SNT with respect to the Development and License Agreement (the “Agreement”), including any alleged breach or fraud in the inducement thereof, either party may, by written notice to the other party, have such dispute referred to their respective employees designated below or their successors for attempted resolution by good faith negotiations within forty-five (45) days after such written notice is received.  Such designated employees are as follows:

For VTAL - the President of VTAL, or his or her designee; and

For SNT — the President of SNT’s business unit to which this Agreement relates, or his or her designee.

Any settlement reached by the parties under this Article 1 shall not be binding until reduced to writing and signed by the above-specified employees of SNT and VTAL.  When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled.

If the above-designated employees are unable to resolve such dispute within such forty-five (45) day period, any party may invoke the provisions below.

Arbitration.  All claims, disputes, controversies, and other matters in question arising out of or relating to the Agreements or to the alleged breach thereof shall be settled by negotiation between the parties as described above or, if such negotiation is unsuccessful, by binding arbitration in accordance with procedures set forth below.

Notice.  Notice of demand for binding arbitration shall be given in writing to the other party pursuant to the Agreements.  In no event may a notice of demand of any kind be filed more than one (1) year after the date the claim, dispute, controversy, or other matter in question was first asserted in writing to the other party as set forth above, and if such demand is not timely filed, the claim, dispute, controversy, or other matter in question referenced in the notice of dispute given as set forth above shall be deemed released, waived, barred, and unenforceable for all time, and barred as if by statute of limitations.

Binding Arbitration.  Upon filing of a notice of demand for binding arbitration by either party, arbitration shall be commenced and conducted as follows:

Arbitrators.  All claims, disputes, controversies, and other matters (collectively “matters”) in question shall be referred to and decided and settled by a panel of three arbitrators, one selected by each of the parties and the third by the two arbitrators so selected.  The third shall be a former judge of one of the state or U.S. courts of general jurisdiction or Courts of Appeals, or such other classes of persons as the parties may agree.  Selection of the arbitrators to be selected by the parties shall be made within ten (10) business days after the date of filing of a demand for arbitration, and the two

Appendix B-1

arbitrators so appointed will appoint the third within ten (10) business days following their appointment.

Cost of Arbitration.  The cost of arbitration proceedings, including without limitation the arbitrators’ compensation and expenses, hearing room charges, court reporter transcript charges etc., shall be borne by the parties equally or otherwise as the arbitrators may determine.  The arbitrators may award the prevailing party its reasonable attorneys’ fees and costs incurred in connection with the arbitration.  The arbitrators are specifically instructed to award attorneys’ fees for instances of abuse of the discovery process.

Location of Proceedings.  The arbitration proceedings shall be held at a location selected by the parties, or selected by the arbitrators if the parties are unable to agree.

Pre-hearing Discovery.  The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current United States Federal Rules of Civil Procedure, subject to these limitations:

Each party may depose the other party’s expert witnesses who will be called to testify at the hearing, plus two fact witnesses without regard to whether they will be called to testify (each party will be entitled to a total of not more than 24 hours of depositions of the other party’s witnesses); and

Document discovery and other discovery shall be under the control of and enforceable by the arbitrators.

Discovery disputes shall be decided by the arbitrators.  The arbitrators are empowered:

to issue subpoenas to compel pre-hearing document or deposition discovery;

to enforce the discovery rights and obligations of the parties; and

to otherwise to control the scheduling and conduct of the proceedings.

Notwithstanding any contrary foregoing provisions, the arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner which is fair to all parties in order to expedite the conclusion of each alternative dispute resolution proceeding.

Pre-hearing Conference.  Within fifteen (15) days after selection of the third arbitrator or as soon thereafter as is mutually convenient to the arbitrators, the arbitrators shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.

Hearing Procedures.  The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process.  Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:

Appendix B-2

Documents shall be self-authenticating, subject to valid objection by the opposing party;

Expert reports, witness biographies, depositions, and affidavits may be utilized, subject to the opponent’s right of a live cross-examination of the witness in person;

Charts, graphs, and summaries shall be utilized to present voluminous data, provided (i) that the underlying data was made available to the opposing party thirty (30) days prior to the hearing, and (ii) that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person;

The hearing should be held on consecutive business days without interruption to the maximum extent practicable; and

The arbitrators shall establish all other procedural rules for the conduct of the arbitration in accordance with the rules of arbitration of the Center for Public Resources.

Governing Law.  This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. § 1, et seq.).

Consolidation.  No arbitration shall include, by consolidation, joinder, or in any other manner, any additional person not a party to this Agreement (other than Affiliates of any such party, which Affiliates may be included in the arbitration), except by written consent of both parties containing a specific reference to this Agreement.

Award.  The arbitrators are empowered to render an award of general compensatory damages and equitable relief (including, without limitation, injunctive relief), but are not empowered to award exemplary, special or punitive damages.  The award rendered by the arbitrators (1) shall be final; (2) shall not constitute a basis for collateral estoppel as to any issue; and (3) shall not be subject to vacation or modification.

Confidentiality.  The parties hereto will maintain the substance of any proceedings hereunder in confidence and the arbitrators, prior to any proceedings hereunder, will sign an agreement whereby the arbitrators agree to keep the substance of any proceedings hereunder in confidence.

Language.  All arbitration proceedings hereunder shall be conducted in the English language and all documents submitted in connection with the arbitration proceedings hereunder shall be in English.

Appendix B-3